UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2003

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

2727 North Loop West, Houston, Texas	77008-1037
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500
(Registrant’s Telephone Number, including Area Code)

Items 5 and 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On October 9, 2003, Enterprise Products Partners L.P. issued a press release (i) declaring its third quarter 2003 quarterly cash distribution rate; (ii) providing earnings guidance for the three month period ended September 30, 2003 and the three and twelve month periods ending December 31, 2003; and (iii) discussing alternative courses of action with respect to its MTBE production facility. A copy of this press release is filed as Exhibit 99.1 to this current report. In addition, this current report on Form 8-K includes a slide presentation providing information regarding our current business environment. The presentation is filed as Exhibit 99.2 to this current report.

        A webcast conference call to discuss this information will be held at 9:00AM on Thursday, October 9, 2003. The webcast conference call will be available for replay on Enterprise Products Partners L.P.’s website at www.epplp.com. The conference call will be archived on our website for 30 days following the webcast.

        The non-generally accepted accounting principle (“non-GAAP”) financial measure of estimated distributable cash flow is presented in the earnings guidance portion of the press release. We believe that investors benefit from having access to the same financial measures that our management uses. The generally accepted accounting principle (“GAAP”) measure most directly comparable to distributable cash flow is cash flow from operating activities.

        Estimated distributable cash flow is a significant liquidity metric used by our management to compare basic cash flows estimated to be generated by the partnership to the cash distributions we expect to pay our limited and general partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

        Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rate. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield, which is based, in part, on the amount of cash distributions a partnership can pay to a unitholder.

        In general, we define estimated distributable cash flow as net income plus (all on a forecasted basis): (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; and (8) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) generally resulting from improvements to and major renewals of existing assets. Distributable cash flow excludes the net effect of changes in operating accounts, which is a component of the GAAP measure of cash flow from operating activities. The net effect of changes in operating accounts is generally the result of timing of sales and purchases near the end of each period.

        Based on information currently available, we have provided a reconciliation of estimated distributable cash flow to estimated cash flow from operating activities before the net effect of changes in operating accounts. The net effect of changes in operating accounts is not available at this time. Depending on the timing of sale and purchase transactions at the end of a period, the net effect of changes in operating accounts can be material to the calculation of cash flow from operating activities. The range of forecasted financial statistics presented in this current report on Form 8-K are based on our current estimates of these amounts and are subject to change once actual amounts are recorded.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Enterprise Products Partners L.P. press release dated October 9, 2003.
99.2	Enterprise Products Partners L.P. slide presentation dated October 9, 2003.
99.3	Reconciliation of estimated distributable cash flow to estimated cash flow from operating activities before the net effect of changes in operating accounts for the three month period ended September 30, 2003, and the three and twelve month periods ending December 31, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, as general partner

Date: October 9, 2003	By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer
Enterprise Products GP, LLC